Exhibit 99.1

February 26, 2015

U.S. Bank National Association, as trustee

One Federal Street, Third Floor

Boston, MA 02210

Attention: Corporate Trust/CDO Unit

Reference: Hercules Technology Growth Capital, Inc.

Ladies and Gentlemen:

Hercules Technology Growth Capital, Inc., a Maryland corporation (the “Company”), hereby provides notice, pursuant to Section 11.02 of the Indenture, dated as of March 6, 2012  (the “Indenture”), by and between the Company and you, as trustee, relating to the Company’s 7.00% Senior Notes due 2019 (CUSIP No. 427096888) (the “Notes”), that the Company is electing to exercise its option to redeem, in part, the Notes.  The Company will redeem $20,000,000 of the $84,489,500 in remaining issued and outstanding Notes on April 30, 2015.

The Company hereby instructs U.S. Bank National Association, as trustee, to deliver (or cause to be delivered) on the Company’s behalf the notice attached hereto as Exhibit A to each Holder at such Holder’s address appearing on the Security Register.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Indenture.

[Signature Page Follows]

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:	/S/ JESSICA BARON

Name:Jessica Baron

Title:Chief Financial Officer

EXHIBIT A

NOTICE OF REDEMPTION TO THE HOLDERS OF THE

7.00% Senior Notes due 2019

of Hercules Technology Growth Capital, Inc.

(CUSIP No. 427096888)*

Redemption Date: April 30, 2015

NOTICE IS HEREBY GIVEN, pursuant to Section 11.04 of the Indenture dated as of March 6, 2012 (the “Base Indenture”), between Hercules Technology Growth Capital, Inc., a Maryland corporation (the “Company”) and U.S. Bank National Association (the “Trustee), and Section 1.01(h) of the First Supplemental Indenture dated as of April 17, 2012 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), that the Company is electing to exercise its option to redeem, in part, the 7.00% Senior Notes due 2019 (the “Notes”).  The Company will redeem $20,000,000 of the $84,489,500 in remaining issued and outstanding Notes on April 30, 2015 (the “Redemption Date”). The redemption price for the Notes equals 100% of the $20,000,000 principal amount of the Notes being redeemed, plus the accrued and unpaid interest thereon from January 30, 2015, through, but excluding, the Redemption Date (the “Redemption Payment”).  The accrued interest on each $25 principal amount of the Notes payable on the Redemption Date will be the interest that would otherwise be payable for the quarterly interest period ending on April 30 and will be approximately $0.4375.

On the Redemption Date, the Redemption Price will become due and payable to the Holders of the Notes.  Interest on the $20,000,000 in principal amount of Notes being redeemed will cease to accrue on and after the Redemption Date. Unless the Company defaults in paying the Redemption Price with respect to such Notes, the only remaining right of the Holders with respect to such Notes will be to receive payment of the Redemption Price upon presentation and surrender of such Notes to the Trustee in its capacity as Paying Agent. Notes held in book-entry form will be redeemed and the Redemption Price with respect to such Notes will be paid in accordance with the applicable procedures of The Depository Trust Company.  On and after the Redemption Date, upon surrender of the Notes being redeemed, the Holders will receive, without charge, a new Note of authorized denominations for the principal amount thereof remaining unredeemed.

Payment of the Redemption Price to the Holders will be made upon presentation and surrender of the Notes in the following manner:

If by Mail: U.S. Bank Corporate Trust Services P.O. Box 64111 St. Paul, MN 55164-0111	If by Hand or Overnight Mail: U.S. Bank Corporate Trust Services 60 Livingston Avenue 1st Fl. – Bond Drop Window St. Paul, MN 55107-2292

*The CUSIP number has been assigned to this issue by organizations not affiliated with the Company or the Trustee and is included solely for the convenience of the noteholders. Neither the Company nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to the correctness or accuracy of the same on the notes or as indicated in this Notice of Redemption.

NOTICE

Under U.S. federal income tax law, the Trustee or other withholding agent may be required to withhold twenty-eight percent (28%) of any gross payment to a holder who fails to provide a taxpayer identification number and other required certifications. To avoid backup withholding, please complete a Form W-9 or an appropriate Form W-8, as applicable, which should be furnished in connection with the presentment and surrender of the Notes called for redemption. Holders should consult their tax advisors regarding the withholding and other tax consequences of the redemption.

Hercules Technology Growth Capital, Inc.

Dated: [_______], 2015	By: U.S. Bank National Association, as Trustee and Paying Agent